EXHIBIT 4.5


                                LOAN AGREEMENT

                                    Between

                            LONGVIEW FIBRE COMPANY

                                      and

                   FIRST INTERSTATE BANK OF WASHINGTON, N.A.

                         Dated as of October 25, 1993

                               TABLE OF CONTENTS


Section 1.      DEFINITIONS  . . . . . . . . . . . . . . . .  1

          1.1   Terms Defined  . . . . . . . . . . . . . . .  1
          1.2   Other Accounting Terms; Interpretations  . .  5
                1.2.1   Accounting . . . . . . . . . . . . .  5
                1.2.2   Successors and Assigns . . . . . . .  5
                1.2.3   References . . . . . . . . . . . . .  5
                1.2.4   Legal References . . . . . . . . . .  6
                1.2.5   Gender and Number  . . . . . . . . .  6
                1.2.6   Headings . . . . . . . . . . . . . .  6
                1.2.7   Time . . . . . . . . . . . . . . . .  6

Section 2.      THE LINE . . . . . . . . . . . . . . . . . .  6

          2.1   Agreement to Lend  . . . . . . . . . . . . .  6
          2.2   Method of Borrowing  . . . . . . . . . . . .  6
                2.2.1   Amount . . . . . . . . . . . . . . .  6
                2.2.2   Notice of Borrowing  . . . . . . . .  6
          2.3   Note     . . . . . . . . . . . . . . . . . .  7
                2.3.1   Interest Payments  . . . . . . . . .  7
                2.3.2   Optional Repayment of Principal  . .  8
                2.3.3   Maturity . . . . . . . . . . . . . .  8
          2.4   Interest Periods . . . . . . . . . . . . . .  8
                2.4.1   Election of Interest Period  . . . .  8
                2.4.2   Failure to Elect . . . . . . . . . .  8
                2.4.3   Limitations  . . . . . . . . . . . .  8
          2.5   Interest Rates . . . . . . . . . . . . . . .  8
                2.5.1   Floating Rate Borrowing  . . . . . .  8
                2.5.2   Euro-Dollar Borrowing  . . . . . . .  9
                2.5.3   Default Rates  . . . . . . . . . . .  9
                2.5.4   Determination of Interest Rates  . .  10
                2.5.5   Computation  . . . . . . . . . . . .  10
          2.6   Adjustments to Interest Rates  . . . . . . .  10
                2.6.1   Basis for Determining Interest Rate
                Inadequate or Unfair . . . . . . . . . . . .  10
                2.6.2   Illegality . . . . . . . . . . . . .  12
                2.6.3   Increased Cost and Reduced Returns .  12
                2.6.4 Floating Rate Borrowings Substituted for Affected Euro-Dollar Borrowings . . 14
          2.7   Fees     . . . . . . . . . . . . . . . . . .  14
                2.7.1   Acceptance Fee . . . . . . . . . . .  14
                2.7.2   Facility Fee . . . . . . . . . . . .  14
                2.7.3   Unused Portion Fee . . . . . . . . .  14
          2.8   Termination or Reduction of Commitments  . .  15
          2.9   General Provisions as to Payments  . . . . .  15
                2.9.1   Payment and Distribution . . . . . .  15
                2.9.2   Adjusted Payment Date  . . . . . . .  15
          2.10  Funding Losses . . . . . . . . . . . . . . .  15

Section 3.      CONDITIONS PRECEDENT . . . . . . . . . . . .  15

          3.1   Conditions Precedent to Borrowing. . . . . .  15
                3.1.1   Agreement and Note . . . . . . . . .  15
                3.1.2   Opinion of Counsel . . . . . . . . .  15
                3.1.3   Certificate of Incumbency; Resolution 16
                3.1.4   Acceptance Fee . . . . . . . . . . .  17
                3.1.5   Other Evidence . . . . . . . . . . .  17
          3.2   Conditions Precedent to Each Borrowing . . .  17
                3.2.1   Notice of Borrowing  . . . . . . . .  17
                3.2.2   Representations and Warranties . . .  17
                3.2.3   No Default . . . . . . . . . . . . .  17

Section 4.      REPRESENTATIONS AND WARRANTIES                17

          4.1   Organization and Good Standing . . . . . . .  17
          4.2   Validity of Agreement  . . . . . . . . . . .  17
          4.3   Validity of Note . . . . . . . . . . . . . .  17
          4.4   Existing Defaults  . . . . . . . . . . . . .  18
          4.5   No Default in Other Agreement  . . . . . . .  18
          4.6   No Consents or Approvals . . . . . . . . . .  18
          4.7   Litigation . . . . . . . . . . . . . . . . .  18
          4.8   Compliance with ERISA  . . . . . . . . . . .  18
          4.9   Taxes  . . . . . . . . . . . . . . . . . . .  18
          4.10  Not an Investment Company  . . . . . . . . .  18
          4.11  Full Disclosure; No Material Change  . . . .  18

Section 5.      NEGATIVE COVENANTS . . . . . . . . . . . . .  19

          5.1   Other Activities . . . . . . . . . . . . . .  19
          5.2   Sale of Assets . . . . . . . . . . . . . . .  19
          5.3   Liquidation, Merger, Dissolution . . . . . .  19
          5.4   Extension of Credit  . . . . . . . . . . . .  19
          5.5   Liens and Encumbrances . . . . . . . . . . .  19
          5.6   Regulation U . . . . . . . . . . . . . . . .  20
          5.7   Change of Control. . . . . . . . . . . . . .  20

Section 6.      AFFIRMATIVE COVENANTS  . . . . . . . . . . .  20

          6.1   Current Ratio  . . . . . . . . . . . . . . .  20
          6.2   Long Term Debt and Current Liabilities to
                Tangible Net Worth Ratio  . . . . . . . . . . 20
          6.3   Earnings Before Interest and Taxes Ratio . .  20
          6.4   Financial Information  . . . . . . . . . . .  20
          6.5   Accounting . . . . . . . . . . . . . . . . .  22
          6.6   Insurance  . . . . . . . . . . . . . . . . .  22
          6.7   Maintenance of Property  . . . . . . . . . .  22
          6.8   Taxes; Legal Compliance  . . . . . . . . . .  22
          6.9   Legal Existence  . . . . . . . . . . . . . .  22
          6.10  Inspection . . . . . . . . . . . . . . . . .  22
          6.11  Lawsuits . . . . . . . . . . . . . . . . . .  22
          6.12  Principal Executive Office . . . . . . . . .  23
          6.13  Costs and Attorneys' Fees  . . . . . . . . .  23
          6.14  Other Documents  . . . . . . . . . . . . . .  23

Section 7.      EXTENSION  . . . . . . . . . . . . . . . . .  23

          7.1   Request to Extend  . . . . . . . . . . . . .  23
          7.2   Notification of Extension  . . . . . . . . .  23
          7.3   No Obligation  . . . . . . . . . . . . . . .  23

Section 8.      EVENTS OF DEFAULT; REMEDIES  . . . . . . . .  23

          8.1   Nonpayment . . . . . . . . . . . . . . . . .  23
          8.2   Covenants; Agreements  . . . . . . . . . . .  23
          8.3   Representations and Warranties . . . . . . .  24
          8.4   Other Default  . . . . . . . . . . . . . . .  24
          8.5   Bankruptcy; Insolvency . . . . . . . . . . .  24
                8.5.1   Voluntary Action . . . . . . . . . .  24
                8.5.2   Involuntary Action . . . . . . . . .  24
          8.6   ERISA  . . . . . . . . . . . . . . . . . . .  24
          8.7   Judgments  . . . . . . . . . . . . . . . . .  24

Section 9.      MISCELLANEOUS  . . . . . . . . . . . . . . .  25

          9.1   Notices  . . . . . . . . . . . . . . . . . .  25
          9.2   No Waivers . . . . . . . . . . . . . . . . .  25
          9.3   Expenses; Documentary Taxes  . . . . . . . .  25
          9.4   Amendments and Waivers . . . . . . . . . . .  26
          9.5   Successors and Assigns . . . . . . . . . . .  26
                9.5.1   Binding Effect . . . . . . . . . . .  26
                9.5.2   Participations and Assignment  . . .  26
          9.6   Washington Law; Jurisdiction . . . . . . . .  26
          9.7   Counterparts . . . . . . . . . . . . . . . .  26
          9.8   Oral Agreements  . . . . . . . . . . . . . .  27


Exhibit                   Title                  Paragraph
  A                Promissory Note               1.1, 2.3

                                LOAN AGREEMENT


      THIS AGREEMENT is entered into as of this 25 th day of October, 1993 by and between LONGVIEW FIBRE COMPANY and FIRST
INTERSTATE BANK OF WASHINGTON, N.A.

      The parties hereto agree as follows:
Section 1.  DEFINITIONS.

      1.1 Terms Defined. As used herein, the following terms have the meanings set forth below.

            - "Adjusted Fixed CD Reference Rate" has the meaning set forth in paragraph 2.6.1(i) below.

            - "Adjusted LIBOR Rate" has the meaning set forth in paragraph 2.5.2 below.

            -     "Agreement" or "Loan Agreement" means this Loan
Agreement as amended from time to time.

            - "Assessment Rate" has the meaning set forth in paragraph 2.6.1(i) below.

            -     "Bank" means First Interstate Bank of
Washington, N.A. and its successors and assigns.

            - "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or
(ii) the Federal Funds Rate for such day plus one-quarter of one percent (0.25%).

            -     "Borrower" means Longview Fibre Company, a
Washington corporation, and its successors.

            - "Borrowing" means a borrowing under this Agreement consisting of funds advanced at the same time, with the same interest rate and for the same Interest Period. A Borrowing may include an Initial Borrowing under which additional funds are advanced by Bank or a Subsequent Borrowing.

            - "Business Day" means any day except a Saturday, Sunday or day on which commercial banks in the State of Washington are authorized by law to close, and with reference to a Euro-Dollar Borrowing, on which commercial banks in London, England, are authorized by law to close.

            - "CD Rate Borrowing" means a Borrowing to be made by Bank bearing interest based on the Adjusted CD Reference
Rate pursuant to the terms of paragraph 2.6.1(i) below.

            - "Code" means the Internal Revenue Code of 1986, as amended.

            - "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under
Section 414(b) or 414(c) of the Code.

            - "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

            - "Dollars" means United States Dollars unless otherwise specified.

            - "Effective Date" means the first date upon which counterparts hereof shall have been signed by all parties hereto and delivered to the Bank.

            -     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

            - "Euro-Dollar Borrowing" means a Borrowing to be made by Bank bearing interest based on the Adjusted LIBOR Rate pursuant to the terms of this Agreement.

            - "Euro-Dollar Reserve Percentage" has the meaning set forth in paragraph 2.5.2 below.

            -     "Event of Default" has the meaning set forth in
Section 8.

            -     "Federal Funds Rate" means the Fed Funds
Offered Rate appearing on Telerate at any time between 6:30 a.m.
and 7:30 a.m..

            - "Fixed CD Base Reference Rate" has the meaning set forth in paragraph 2.6.1(i) below.

            -     "Fixed Rate Borrowing" means a Euro-Dollar
Borrowing or a CD Rate Borrowing, as the case may be.

            - "Floating Rate Borrowing" means a Borrowing to be made bearing interest based on the Base Rate pursuant to the terms of this Agreement.

            - "Initial Borrowing" means a Borrowing under which additional funds are advanced by Bank hereunder.

            -     "Interest Period" means,

(A) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one (1), two
(2) three (3) or six (6) months thereafter, as Borrower may elect in the applicable Notice of Borrowing; provided that the first day of any such Interest Period shall be (i) for an Initial Borrowing, the date new funds are advanced; (ii) for a Subsequent Borrowing, the last day of the next preceding Interest Period applicable to such Borrowing, which day shall also be a Business Day; and provided further that in determining the Interest Period for each Euro-Dollar Borrowing:

            (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

            (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

            (c)  in no event shall Borrower elect any Interest
Period ending later than Maturity of the Note; and

(B) with respect to each Floating Rate Borrowing, the period commencing on the date of such Borrowing and on the date of repayment thereof; provided that the first day of any such Interest Period shall be (i) for an Initial Borrowing, the date new funds are advanced; (ii) for a Subsequent Borrowing, the last day of the next preceding Interest Period applicable to such Borrowing, which day shall also be a Business Day; and provided further that in determining the Interest Period for each Floating Rate Borrowing:

            (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

            (b) in no event shall any Interest Period end later than Maturity of the Note.

(C) with respect to each CD Rate Borrowing (to the extent such Borrowings are permitted in substitution for Euro-Dollar Borrowings), the period commencing on the date of such Borrowing and ending thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter, as Borrower may elect in the applicable Notice of Borrowing; provided that the first day of any such Interest Period shall be (i) for an Initial Borrowing, the date new funds are advanced; (ii) for a Subsequent Borrowing, the last day of the next preceding Interest Period applicable to such Borrowing, which day shall also be a Business Day; and provided further that in determining the Interest Period for each such substitute Borrowing:

            (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

            (b)   in no event shall Borrower elect any Interest
     Period ending later than Maturity of the Note.

            - "Line" means the revolving line of credit available to Borrower pursuant to the terms and conditions of this Agreement.
            - "London Interbank Offered Reference Rate" has the meaning set forth in paragraph 2.5.2 below.

            -     "Margin" means:

                  (a)  with respect to Euro-Dollar Borrowings,
(i) if Borrower's commercial paper is rated at least A2 by Standard & Poor's Corporation and at least P3 by Moody's Investors' Service Inc., 37.50 basis points (0.375%); or (ii) if Borrower's commercial paper is rated lower than as set forth in the immediately preceding clause, 62.50 basis points (0.625%);

                  (b) with respect to the facility fee described in paragraph 2.7.2 below, (i) if Borrower's commercial paper is rated at least A2 by Standard & Poor's Corporation and at least P3 by Moody's Investors' Service Inc., 18.75 basis points (0.1875%); or (ii) if Borrower's commercial paper is rated lower than as set forth in the immediately preceding clause, 25.00 basis points (0.250%);

                  (c)  with respect to the unused portion fee
described in paragraph 2.7.3 below, (i) if Borrower's commercial paper is rated at least A2 by Standard & Poor's Corporation and at least P3 by Moody's Investors' Service Inc., 7.50 basis points (0.075%); or (ii) if Borrower's commercial paper is rated lower than as set forthin the immediately preceding clause, 10.00 basis points (0.100%);
and
                  (d) with respect to CD Rate Borrowings, (i) if Borrower's commercial paper is rated at least A2 by Standard & Poor's Corporation and at least P3 by Moody's Investors' Service Inc., 50 basis points (0.50%); or (ii) if Borrower's commercial paper is rated lower than as set forth in the immediately preceding clause, 75 basis points (0.75%).

            - "Maturity of the Note" means the date on which all principal and interest of the Note is fully due and payable, in no event later than November 1, 1996 or such later date as may be agreed upon pursuant to Section 7 below.

            - "Note" means the master promissory note of Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of Borrower to repay the Borrowings as more fully described in paragraph 2.3 below.

            - "Notice of Borrowing" has the meaning set forth in paragraph 2.2.2 below.

            -     "PBGC" means the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

            - "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by Borrower or any member of a Controlled Group for employees of Borrower or any member of such Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of such Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five
(5) plan years made contributions.

            -     "Prime Rate" means the rate of interest
publicly announced or published by Bank from time to time as its Prime Rate, and is not necessarily its lowest rate.

            - "Reserve Percentage" has the meaning set forth in paragraph 2.6.1(i) below.

            - "Subsequent Borrowing" means a Borrowing which results in no net increase in the aggregate outstanding principal amount of all Borrowings hereunder and for which Borrower elects a new or different Interest Period or interest rate election.

            - "Subsidiary" means a corporation fifty percent (50%) or more of the outstanding voting stock of which is owned, directly or indirectly, by Borrower or by one or more other Subsidiaries, or by Borrower and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which originally has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

            - "Telerate" means an automated rate quotation service provided by Telerate, Inc. or its successors or some similar rate quotation service to which Bank or one of its affiliates subscribes.

            - "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of Borrower or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

      1.2   Other Accounting Terms; Interpretations.  In this
Agreement, except as otherwise expressly provided:


            1.2.1 Accounting. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries delivered to Bank.

            1.2.2    Successors and Assigns.  Subject to
paragraph 9.5.1, references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective successors or assigns;

            1.2.3 References. References to paragraphs, secti ons and Exhibits are to be construed as references to paragraphs and sections of, and Exhibits to, this Agreement;

            1.2.4 Legal References. References to any statute, regulation or enactment shall be deemed to include references to such statute, regulation or enactment as re-enacted, amended or extended;
            1.2.5 Gender and Number. References to the masculine gender shall included the feminine and neuter genders and vice versa, and references to the singular shall include the plural and vice versa;

            1.2.6 Headings. Headings are inserted for convenience only and shall be ignored in construing this Agreement; and

            1.2.7 Time. All references to times of the day are references to time in Seattle, Washington.

Section 2. THE LINE.

      2.1 Agreement to Lend. Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower and Borrower may borrow amounts not to exceed in the aggregate at any one time outstanding twenty million Dollars ($20,000,000) to be used for general corporate purposes, including commercial paper back-up. The Line shall be a revolving line of credit under which Borrower may borrow, repay and reborrow from time to time pursuant to the terms and conditions hereof.

            The making of Borrowings to Borrower may be suspended or terminated at any time in the discretion of Bank upon the occurrence of a Default.


      2.2   Method of Borrowing.

            2.2.1 Amount. Each Fixed Rate Borrowing shall be in a minimum principal amount of one million Dollars ($1,000,000) or any larger multiple of one hundred thousand Dollars ($100,000); a Floating Rate Borrowing may be of any amount of even one hundred thousand Dollar ($100,000) increments; provided that in no event may any Borrowing be in excess of the unused amount of the Line as set forth above.

            2.2.2    Notice of Borrowing.

                  (i)   Borrower shall give Bank (a) a written
     notice signed by an authorized officer of Borrower or (b) telephonic notice from an authorized officer of Borrower or a representative designated by an authorized officer of Borrower (a "Notice of Borrowing") not later than 10:00 a.m. on the date of the Borrowing for Floating Rate Borrowings or not later than 10:00 a.m. at least two (2) Business Days before each Fixed Rate Borrowing, specifying:

                  (a)   the date of such Borrowing (which shall
     be a Business Day) and, to the extent that the Borrowing is a Subsequent Borrowing, shall be no sooner than the last day of the Interest Period applicable to such previous Borrowing(s);

                  (b)   the aggregate amount of such Borrowing;

                  (c)   whether such Borrowing is to be a
     Floating Rate Borrowing or a Fixed Rate Borrowing;

                  (d)   in the case of a Fixed Rate Borrowing,
     the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

                  (e)   that all of the conditions precedent to
     such Borrowing set forth in Section 3 have been met, including but not limited to all representations and warranties of Borrower hereunder being true on and as of such date and no Default having occurred and continuing.

            (ii) Upon receipt of a Notice of Borrowing (written or telephonic), Bank, such Notice of Borrowing shall not thereafter be revocable by Borrower.

            (iii) If Bank makes a Borrowing on a day on which Borrower is to repay all or any part of an outstanding
     Borrowing, Bank shall apply the proceeds to make such repayment, and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Bank to Borrower, or remitted by Borrower to Bank, as the case may be. For purposes of this subsection (iii), "a day on which Borrower is to repay all or any part of an outstanding Borrowing" shall include the last day of each Interest Period.

      2.3 Note. The obligation of Borrower to repay the Borrowings made pursuant to this Agreement shall be evidenced by a master promissory note payable to the order of Bank, in the form of Exhibit A, properly completed.

            Bank shall record in its books and records, electronic or otherwise, and prior to any transfer of the Note shall endorse on the appropriate schedules forming a part thereof appropriate notations to evidence the date and amount of each Borrowing and the date and amount of each payment of principal made by Borrower with respect thereto. Bank is hereby irrevocably authorized by Borrower so to endorse the Note and to attach to and make a part of it a continuation of any such schedule as and when required; provided, that the failure of Bank to do so shall not affect the obligations of Borrower hereunder or under the Note.

            Bank's records and/or such endorsement on the Note shall constitute prima facie evidence of the amount of indebtedness under such Note.

            2.3.1 Interest Payments. Interest accrued on the outstanding principal balance of each Borrowing shall be payable as follows:

            (i) for Floating Rate Borrowings, on the last day of each calendar month; or

            (ii) for Fixed Rate Borrowings, on the last day of each Interest Period, and in the event that such Interest Period is outstanding in more than three months, on the three-month anniversary of the making of such Borrowing;

     provided that in any event, all accrued interest shall be fully due and payable on Maturity of the Note.

            2.3.2    Optional Repayment of Principal.

            (i) Borrower may repay any Floating Rate Borrowing in whole at any time by paying the principal amount to be repaid not later than 10:00 a.m. on the date of repayment; accrued interest on such Borrowing shall be payable on the regularly scheduled interest payment date.

            (ii)  Borrower may, in the case of any Fixed Rate
     Borrowing (a) repay on the last day of any Interest Period the full principal amount of any Fixed Rate Borrowing to which such Interest Period applies, or (b) upon at least five (5)
     Business Days' written notice to Bank (such notice in each case to be received prior to 10:00 a.m. on the day such notice is given) repay such Borrowing as is described in the notice, in either case by paying the principal amount to be repaid together with accrued interest thereon to the date of repayment plus any losses under paragraph 2.10. Upon receipt of a notice of repayment pursuant to this subsection 2.3.2(ii), such notice shall not thereafter be revocable by Borrower.

            2.3.3 Maturity. All outstanding principal and accrued but unpaid interest of each Fixed Rate Borrowing shall be fully due and payable on the last day of the Interest Period for such Borrowing (in addition to any payments required under paragraph
2.3.1 above), and in any event all outstanding principal and accrued but unpaid interest of all Borrowings shall be fully due and payable at Maturity of the Note.

      2.4   Interest Periods.

            2.4.1 Election of Interest Period. The duration of the Interest Period for each Fixed Rate Borrowing shall be as specified in the applicable Notice of Borrowing as set forth in paragraph 2.2.2.

            2.4.2 Failure to Elect. If Bank does not receive a Notice of Borrowing for any Subsequent Borrowing or a notice of optional repayment pursuant to paragraph 2.3.2 above within the applicable time limits specified therein, Borrower shall be deemed to have given a Notice of Borrowing requesting that a Floating Rate Borrowing be made on the last day of the current Interest Period, and shall be deemed to have made the statements, representations and warranties contained in paragraph 2.2.2(e).

            2.4.3 Limitations. Notwithstanding any ability of Borrower to elect Interest Periods and/or repay principal, the duration of each Interest Period shall be subject to the provisions of the definition of Interest Period.

      2.5 Interest Rates. From the date of this Agreement to and including Maturity of the Note:

            2.5.1 Floating Rate Borrowing. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from the date such Borrowing is made until paid, at a rate per annum equal to the Base Rate in effect for such day; the interest rate shall change concurrently with each change in the Base Rate.

            2.5.2 Euro-Dollar Borrowing. Each Euro-Dollar Borrowing shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable Margin plus the applicable Adjusted LIBOR Rate.

            The "Adjusted LIBOR Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                     [   LIBOR    ]*
                 ALR  =  [ -------------- ]
                     [ 1.00 - ERP ]

                 ALR                  =  Adjusted LIBOR Rate
               LIBOR                  =  London Interbank Offered
Reference Rate
                 ERP                  =  Euro-Dollar Reserve
Percentage
            ______________________

            * The amount in brackets being rounded upwards, if necessary, to the next higher 1/16 of 1%

            The "London Interbank Offered Reference Rate" applicable to any Interest Period means the per annum rate of interest determined by Bank to be the rate at which deposits in Dollars are offered in the London interbank market appearing on Telerate at any time between 6:30 a.m. and 7:30 a.m. two
(2) Business Days before the first day of such Interest Period for a period of time comparable to such Interest Period.

            "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in San Francisco in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Borrowings is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

            2.5.3    Default Rates.

            (i) Notwithstanding the foregoing, if any principal or interest payment on any Fixed Rate Borrowing is not made within five (5) days after the date on which it was due (notwithstanding any grace period permitted under Section 8), the Borrowing on which such interest payment is delinquent and, to the extent permitted by law, any overdue interest, shall bear interest, payable on demand, for each day until paid at a per annum rate equal to the sum of two percent (2%) plus the interest rate then applicable to such Borrowing until the earlier of the end of (a) the applicable Interest Period or (b) acceleration of the Borrowing pursuant to Section 8, at which time the principal amount of such Borrowing shall be due and owing and shall thereafter bear interest for each day until paid at a per annum rate equal to the sum of two percent (2%) plus the Base Rate for such day; all such interest shall be payable on demand.

            (ii) If any principal or interest payment on any Floating Rate Borrowing is not made within five (5) days after the date on which it was due (notwithstanding any grace period permitted under Section 8), the principal amount, and to the extent permitted by law, any overdue interest, shall bear interest for each day until paid at a per annum rate equal to the sum of two percent (2%) plus the Base Rate for such day; all such interest shall be payable on demand.

            2.5.4    Determination of Interest Rates.

            (i) Bank shall determine each interest rate applicable to the Borrowings hereunder and shall give prompt notice to Borrower by telephone or telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

            (ii) In the event that the use of the procedure described in paragraph 2.5.2 for computation of the London Interbank Offered Rate is precluded for any reason, including but not limited to Bank's determination that the information required to compute the effective interest rate is not available through Telerate or similar service for more than one (1) Business Day, Bank will use as the London Interbank Offered Rate the rate determined by Bank to be the arithmetic average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the rates quoted by two (2) or more New York dealers in Euro-Dollar funds of recognized standing determined to most closely approximate the Telerate quote specified for determination of such rate in paragraph 2.5.2 having a maturity comparable to the applicable Interest Period and in an amount approximately equal to the Euro-Dollar Borrowing to be made. Such procedure changes will be communicated to the Borrower. If no such quotation is available on a timely basis, the provisions of paragraph
     2.6.1 shall apply.

            2.5.5 Computation. Interest on all Borrowings shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed, calculated as to each Interest Period or period during which the Borrowing is outstanding from and including the first day of such period to but excluding the last day thereof or the date of repayment.

      2.6   Adjustments to Interest Rates.

            2.6.1    Basis for Determining Interest Rate Inadequate or Unfair.

      (i) If with respect to any Interest Period for a Euro-Dollar borrowing, Bank determines that the information required to compute the effective interest rate is not available through Telerate or some similar service because deposits in Dollars (in the applicable amounts) are not being offered to or by (as the case may be) a sufficient number of banks in the relevant market for such Interest Period Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, (A) the obligations of the Bank to make Euro-Dollar Borrowings shall be suspended, and (B) Borrower shall repay in full the then-outstanding principal amount of each affected Euro-Dollar Borrowing together with accrued interest thereon, on the last day of the then-current Interest Period applicable to such Borrowing; provided, however, that unless such rate is similarly unavailable to Bank, Bank shall make available to Borrower during the period of suspension of Euro-Dollar Borrowings, CD Rate Borrowings. Concurrently with repaying each such Euro-Dollar Borrowing pursuant to this paragraph, Borrower may borrow a CD Rate Borrowing or a Floating Rate Borrowing in an equal principal amount from Bank, and Bank shall make such a Borrowing, and Borrower shall be able to borrow CD Rate Borrowings (if available) only until such time as the condition(s) described above no longer exist.

As used in this Agreement, each CD Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable Margin plus the applicable Adjusted Fixed CD Reference Rate.

            The "Adjusted Fixed CD Reference Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                             [   CDBR    ]*
                 ACDR   =      [--------------]   +   AR
                             [ 1.00 - RP ]

                 ACDR   =   Adjusted Fixed CD Reference Rate
                 CDBR   =   Fixed CD Base Reference Rate
                       RP   =   Reserve Percentage
                            AR   =   Assessment Rate

           _____________________

           * The amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1%.


            The "Fixed CD Base Reference Rate" applicable to any Interest Period is the rate of interest determined by Bank to be the secondary market bid quote for top-tier U.S. bank certificates of deposit having a maturity comparable to such Interest Period appearing on Telerate at any time between 6:30 a.m. and 7:30 a.m. one (1) Business Day before the first day of such Interest Period. The "early" certificate of deposit bid quote is used for Borrowings funded on or between the first and fifteenth days of the month and the "late" CD bid quote is used for Borrowings funded on or between the sixteenth and last days of the month.

            "Reserve Percentage" means for any day that percentage (including any supplemental percentage applied on a marginal basis or any other reserve requirement having a similar effect), expressed as a decimal, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in respect of new non-personal time deposits in Dollars having a maturity comparable to the related Interest Period, and in an amount of one hundred thousand Dollars ($100,000) or more.

            "Assessment Rate" means for any Interest Period the gross annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) incurred by Bank to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of Bank in the United States during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

         (ii) If with respect to any Interest Period for a Fixed Rate Borrowing, Bank provides reasonable proof to Borrower that the Telerate quote for the London Interbank Offered Reference Rate or the Fixed CD Base Reference Rate, as applicable, does not adequately and fairly reflect the cost to such Bank of maintaining or funding such Fixed Rate Borrowings by Bank for such Interest Period in an amount deemed by such Bank to be material, then within fifteen (15) days after demand by Bank to Borrower accompanied by a certificate of Bank claiming compensation under this paragraph and setting forth the additional amounts to be paid to it hereunder, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost. Such certificate shall be conclusive in the absence of manifest error.

            2.6.2 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make, maintain or fund its Euro-Dollar Borrowings and/or CD Rate Borrowings and Bank shall so notify Borrower, Borrower shall repay in full the then-outstanding principal amount of each Fixed Rate Borrowing so affected, together with accrued interest thereon, on either (i) the last day of the then-current Interest Period applicable to such Fixed Rate Borrowing if Bank may lawfully continue to maintain and fund such Fixed
Rate Borrowing to such day or (ii) immediately if Bank may not lawfully continue to fund and maintain such Fixed Rate Borrowing to such day. Concurrently with repaying each affected Fixed Rate Borrowing, Borrower shall borrow a CD Rate Borrowing (if then available) or a Floating Rate Borrowing in an equal principal amount from Bank, and Bank shall make such a Borrowing, and Borrower shall be able to borrow CD Rate Borrowings (if available) only until such time as the condition(s) described above no longer exist.

            2.6.3    Increased Cost and Reduced Returns.

            (i) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (a)   shall subject Bank to any tax, duty, or other
      charge with respect to its Borrowings, its Note or its obligation to make Borrowings, or shall change the basis of taxation of payments to Bank of the principal of or interest on Borrowings or any other amount due under this Agreement in respect of its Borrowings or its obligation to make Borrowings (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank's
      principal executive office is located); or (b)   shall impose, modify or
      deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Fixed Rate Borrowing, any such requirement already included in an applicable Euro-Dollar Reserve Percentage or Assessment Rate, as applicable, or shall impose on Bank or on the London interbank market any other condition affecting its Borrowings, its Note or its obligation to make Borrowings; and the result of any of the foregoing is to increase the cost to Bank of making or maintaining any Borrowing, or to reduce the amount of any sum received or receivable by Bank under this Agreement or under its Note by an amount deemed by Bank to be material, then within fifteen (15) days after demand by Bank to Borrower, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. If Bank demands compensation under this paragraph 2.6.3(i) with respect to Euro-Dollar Borrowings, Borrower may at any time, upon at least five (5) Business Days' prior notice to Bank, repay to Bank the full amount of the then-outstanding Euro-Dollar Borrowings, together with a) accrued interest thereon to the date of prepayment and b) the compensation requested. Concurrently with repaying such Euro-Dollar Borrowings, Borrower shall borrow a CD Rate Borrowing (if available) or a Floating Rate Borrowing in an amount equal to the aggregate principal amount of such Euro-Dollar Borrowings, and Bank shall make such a substitute Borrowing, and Borrower shall be able to borrow CD Rate Borrowings (if available) only until such time as the condition(s) described above no longer exist.

            (ii) If after the date hereof, Bank shall have determined that the adoption of or compliance with any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

            (iii) Bank will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this paragraph. A certificate of Bank claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

            2.6.4 Floating Rate Borrowings Substituted for Affected Euro-Dollar Borrowings. If notice has been given by Bank pursuant to paragraph 2.6.2 or by Borrower pursuant to paragraph 2.6.3 requiring Euro-Dollar Borrowings to be repaid or by Bank under paragraph 2.6.1 that the interest rate on Euro-Dollar Borrowings is inadequate, then, unless and until Bank notifies Borrower that the circumstances giving rise to such repayment no longer apply:

            (i) all Borrowings which would otherwise be made as Euro-Dollar Borrowings shall be made instead as either CD Rate Borrowings (to the extent such Borrowings are available) or Floating Rate Borrowings, and

            (ii) after Euro-Dollar Borrowings have been so repaid, all payments and prepayments of principal which would otherwise be applied to repay such Euro-Dollar Borrowings shall be applied to the Borrowings made in substitution instead.

If Bank notifies Borrower that the circumstances giving rise to such repayment or discontinuance of interest rate no longer apply, Borrower may thereafter borrow Euro-Dollar Borrowings and may not thereafter borrow CD Rate Borrowings. Notwithstanding anything else contained in this Agreement, Borrower may not borrow CD Rate Borrowings so long as Euro-Dollar Borrowings are available. Additionally, in the event that the use of the procedure described in paragraph 2.6.1(i) for determining the Adjusted Fixed CD Reference Rate is precluded for any reason, including but not limited to Bank's determination that the information required to compute the effective interest rate is not available through Telerate or similar service for more than one (1) Business Day, CD Rate Borrowings shall be deemed not to be available for any purpose hereunder.

      2.7    Fees.

            2.7.1  Acceptance Fee.  On or before the Effective Date,
Borrower shall have paid to Bank an acceptance fee of fifteen thousand Dollars ($15,000).

            2.7.2 Facility Fee. Borrower shall pay to Bank a facility fee at the rate of the applicable Margin per annum on the total amount of the Line. Such facility fee shall accrue from and including the date of this Agreement through the Maturity of the Note, and shall be payable in arrears on the last Business Day of each calendar quarter for the immediately preceding quarter or portion thereof beginning December 31, 1993. Such fee shall be based on the actual number of days elapsed divided by three hundred sixty (360).

            2.7.3 Unused Portion Fee. Borrower shall pay Bank a fee for the Line at the rate of the applicable Margin per annum on the daily average unused portion of the Line then-available. Such unused portion fee shall accrue from and including the date of this Agreement through the Maturity of the Note, and shall be payable in arrears on the last Business Day of each calendar quarter for the immediately preceding quarter or portion thereof beginning December 31, 1993. Such fee shall be based on the actual number of days elapsed divided by three hundred sixty (360).

      2.8 Termination or Reduction of Commitments. Borrower may, upon at least thirty (30) days' notice to Bank, terminate entirely at any time, or proportionately and permanently reduce from time to time by an aggregate amount of one million Dollars ($1,000,000) or any larger multiple of one million Dollars ($1,000,000), the aggregate unused portion of the Line. If the Line is terminated in part or in its entirety, all accrued fees on the terminated portion shall be payable on the effective date of such termination.

      2.9   General Provisions as to Payments.

            2.9.1 Payment and Distribution. Borrower shall make each payment of principal of, and interest on, the Borrowings and of all fees and any other amounts due hereunder, not later than 10:00 a.m. on the date when due, in federal or other Dollar funds immediately available in Seattle, Washington at Bank's address specified on the signature page hereof or such other address pursuant to paragraph 9.1.

            2.9.2 Adjusted Payment Date. Whenever any payment of principal of, or interest on, the Borrowings or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such payment is with respect to a Euro-Dollar Borrowing and such day falls in the next calendar month, in which case the payment shall be made on the previous Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

      2.10 Funding Losses. (i) If Borrower makes any payment of principal with respect to any Fixed Rate Borrowing (pursuant to Section 8 or paragraphs 2.6.1(i), 2.6.2 or 2.6.3 or otherwise) on any day other than the last day of an Interest Period applicable thereto or (ii) if Borrower fails to repay any Fixed Rate Borrowing after notice has been given to Bank in accordance with paragraph 2.3.2(ii), or (iii) if Borrower fails to borrow after notice has been given to Bank in accordance with paragraph 2.2.2(ii), Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, including loss of margin for the period after, but excluding loss of margin for the period before, any such payment; provided that Bank shall have delivered to Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 3.  CONDITIONS PRECEDENT.

      3.1 Conditions Precedent to Borrowing. The obligation of the Bank to make any Borrowing is subject to satisfaction of the following conditions before the first Borrowing:

            3.1.1 Agreement and Note. Borrower shall have executed and delivered to Bank this Loan Agreement and the Note, such Note dated on or before the date of the first Borrowing.

            3.1.2 Opinion of Counsel. Borrower shall have delivered to Bank, on or before the date of the first Borrowing, an opinion of Borrower's counsel stating that:

            (i) Borrower is a corporation duly organized, validly existing and in good standing under the laws of Washington, and Borrower and each of its Subsidiaries have all corporate power required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business, makes such qualification necessary.

            (ii) The execution, delivery and performance by Borrower of this Agreement and the Note are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Borrower or to the best of such counsel's knowledge of any agreement, bond, debenture, note, contract, indenture, judgment, injunction, order, decree or other instrument binding upon Borrower, or result in the creation or imposition of any lien on any asset of Borrower.

            (iii) This Agreement and the Note each constitutes a valid and binding agreement of Borrower, each enforceable in accordance with its terms subject to bankruptcy and insolvency laws and enforceability of creditor's rights generally.

            (iv) There is no action, suit or proceeding pending against, or to the best of counsel's knowledge threatened against or affecting, Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of Borrower or which in any manner questions the validity of the Loan Agreement or the Note.

            (v) To the best of counsel's knowledge, Borrower and all members of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA with respect to each Plan to which it is a party, and have not incurred any liability to the PBGC in connection with any Plan established or maintained by Borrower or any member of the Controlled Group.

            (vi) Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            3.1.3 Certificate of Incumbency; Resolution. Bank shall have received:

            (i) a certificate signed by the Secretary of Borrower and dated the Effective Date as to the incumbency of the person or persons authorized to execute and deliver this Agreement, the Note, Notices of Borrowing, and all other documents or instruments required hereunder, and to give telephonic Notices of Borrowing; and

           (ii) certified copies of resolutions adopted by the Board of Directors of Borrower authorizing execution, delivery and performance of this Agreement, the Note and all other instruments or agreements required hereunder, each of which shall affirmatively permit Bank to rely thereon until Bank has received a certified copy of a resolution or incumbency certificate revoking or modifying the previous certificate or resolution.

            3.1.4 Acceptance Fee. Bank shall have received from Borrower the acceptance fee described in paragraph 2.7.1 above.

            3.1.5 Other Evidence. Bank shall have received all documents and other evidence it may reasonably request relating to the existence of Borrower, the corporate authority for and the validity of this Agreement and the Note, and any other matters relevant hereto, all in form and substance satisfactory to Bank.

      3.2 Conditions Precedent to Each Borrowing. The obligation of Bank to make each Borrowing or to make any such Borrowing is subject to satisfaction of the conditions stated in paragraph 3.1 above and the following additional conditions:

            3.2.1 Notice of Borrowing. Bank shall have received a Notice of Borrowing as required by paragraph 2.2.2 or shall be deemed to have received such Notice of Borrowing under paragraph 2.4.2.

            3.2.2 Representations and Warranties. All representations and warranties set forth in Section 4 below shall be true as of the date of any Borrowing with the same effect as if those such representations and warranties were made on and as of that date.

            3.2.3 No Default. No Default hereunder shall be caused by such Borrowing or shall have occurred and be continuing. Each Notice of Borrowing pursuant to paragraph 2.2.2 and each Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date of such notice or Borrowing, as the case may be, as to the facts specified in paragraphs 3.2.2 and 3.2.3 above.

Section 4. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants that:

      4.1 Organization and Good Standing. It is a corporation duly organized and validly existing in good standing under the laws of the State of Washington with corporate and other power and authority to own its properties and conduct its business as presently conducted; it and each of its Subsidiaries is duly licensed and qualified as a foreign corporation in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business conducted by it requires such licensing or qualification.

      4.2 Validity of Agreement. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement, enforceable in accordance with its terms.

      4.3 Validity of Note. The Note has been duly and validly authorized by all necessary corporate action, and having been executed and delivered pursuant to the provisions of this Agreement, constitutes Borrower's valid and binding obligation enforceable in accordance with its terms and the terms of this Agreement.

      4.4 Existing Defaults. It is not in violation of its articles of incorporation or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note, contract, indenture, mortgage, loan agreement, lease or any other evidence of indebtedness, agreement or instrument to which it is a party or by which it or any of its properties may be bound.

      4.5 No Default in Other Agreement. The execution, delivery and performance of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not result in the creation of a lien on any of its property and will not conflict with, result in a breach of any of the terms, conditions or provisions of, or constitute a default under its articles of incorporation or by-laws or any bond, debenture, note, contract, indenture, mortgage, loan agreement, lease or any other evidence of indebtedness, agreement or instrument to which it is a party or by which it or any of its properties may be bound, or result in violation by it of any law, order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

      4.6 No Consents or Approvals. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by it of the transactions contemplated by this Agreement.

      4.7 Litigation. There is no material litigation at law or in equity and no proceedings before any commission or other administrative authority pending or to its knowledge threatened against or affecting it or its Subsidiaries other than as disclosed pursuant to paragraph 6.11, and there is no such matter which constitutes a Default hereunder.

      4.8 Compliance With ERISA. Borrower and all members of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA with respect to each Plan to which it is a party and have not incurred any liability to the PBGC in connection with any Plan established or maintained by Borrower or any member of the Controlled Group.

      4.9 Taxes. It has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other material taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

      4.10 Not an Investment Company. It is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      4.11 Full Disclosure; No Material Change. All information heretofore furnished by it to Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by it to Bank will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified, including but not limited to its financial statements dated as of July 31, 1993. It has disclosed to Bank in writing any and all facts which materially and adversely affect or may affect (to the extent Borrower can reasonably foresee), its business, operations, prospects or condition, financial or otherwise, and its Subsidiaries or its ability to perform its obligations under this Agreement. There has been no material adverse change in Borrower's financial condition since its financial statements dated July 31, 1993.

Section 5. NEGATIVE COVENANTS. Borrower hereby covenants and agrees that so long as any amount under the Line shall remain available to borrow and until full and final payment of all indebtedness incurred hereunder, it will not without the prior written consent of Bank:

      5.1 Other Activities. Change the general character of its business as conducted at the date hereof or engage, directly or through a Subsidiary, in any type of business not reasonably related to its business as normally conducted.

      5.2 Sale of Assets. Sell, lease or otherwise dispose of (or allow any Subsidiary to do any of the foregoing) such property as in the opinion of Bank constitutes a material portion of its assets except in the ordinary course of business and for full, fair and reasonable consideration; as used in this paragraph, an exchange of property of Borrower and/or its Subsidiaries for property of a like-kind and like value shall not be counted as a sale or other disposition under this provision so long as the exchange is for full, fair and reasonable consideration and such consideration is received within a reasonable time. For purposes of this paragraph, assets constituting either (i) ten percent (10%) or more of the book value of Borrower's and its Subsidiaries' assets, measured on a consolidated basis, in any fiscal year, non-cumulative from year to year, or (ii) fifty percent (50%) or more of the book value of all of Borrower's and its Subsidiaries' inventory of standing timber in the aggregate from and after the date of this Agreement shall be presumptively deemed "material" although a lesser amount may constitute "a material portion" in the proper circumstances.

      5.3 Liquidation, Merger, Dissolution. (i) Liquidate or dissolve or enter into any consolidation, merger, pool, joint venture, syndicate or other combination unless Borrower is the surviving corporation and no Default would be caused thereby, or (ii) sell, lease or dispose of its business or assets as a whole.

      5.4 Extension of Credit. Purchase or otherwise acquire, hold or invest in the securities of or make any loans or advances to any other person or entity except in the ordinary course of Borrower's business and which do not involve more than normal risk of repayment or present other unfavorable features.

      5.5 Liens and Encumbrances. Create or suffer to exist any security interest, lien or other encumbrance on any of its or its Subsidiaries' property or assets of any kind or nature except those that exist at the date of this Agreement, exist on such property at the date of its purchase by Borrower or its Subsidiary or are valid purchase money security interests in such property; provided that liens are allowed for taxes, assessments, governmental charges, materialman's liens or mechanic's liens not yet due or which are being contested in good faith by appropriate proceedings.

      5.6 Regulation U. Use any proceeds of the Borrowings, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock", within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Neither Borrower nor any Subsidiary will engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock within the meaning of such Regulation U.

      5.7 Change of Control. Permit or suffer to exist a change in voting control of Borrower. For purposes of this paragraph, a "change in voting control" shall mean creation of a concentration of voting shares of Borrower after the date of this Agreement in a person that directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than twenty percent (20%) of any class of voting securities of Borrower. Shares owned or controlled by a member of an individual's immediate family are considered to be held by the individual; shares owned or controlled by a member of a group of companies owned or controlled by the same company or person are considered to be held by that company or person. For purposes of this paragraph, "immediate family" means the spouse of an individual, the individual's minor children and any of the individual's children (including adults) residing in the individual's home.

Section 6. AFFIRMATIVE COVENANTS. In addition to other terms and conditions under this Agreement and the Note, Borrower agrees with Bank that so long as any unpaid balance of any Borrowing or any commitment of Bank to lend under this Agreement shall be outstanding, Borrower will:

      6.1 Current Ratio. Maintain for itself and its Subsidiaries on a consolidated basis as at the end of each fiscal quarter a ratio of current assets divided by current liabilities of not less than 1.1 to 1.

      6.2 Long Term Debt and Current Liabilities to Tangible Net Worth Ratio. Maintain for itself and its Subsidiaries on a consolidated basis as at the end of each fiscal quarter a ratio of (i) long term debt plus current liabilities to (ii) tangible net worth of not more than 1.5 to 1.

      6.3 Earnings Before Interest and Taxes Ratio. Maintain for itself and its Subsidiaries on a consolidated basis at the end of each fiscal quarter a ratio of earnings before interest and taxes to interest expense, in each case based on the results of the four fiscal quarters then-ended, of not less than
1.5 to 1.

      6.4   Financial Information.  Deliver to Bank:

            (i) as soon as practicable but in no event later than forty-five (45) days after the close of each of the first three
     (3) quarters of each fiscal year a consolidated financial statement for Borrower and any Subsidiaries (including at least a consolidated balance sheet as of the close of such quarter, and consolidated statement of income and cash flow statement for each such quarter and for that part of the fiscal year ending with the last day of each such quarter), each prepared by Borrower's chief accounting or chief financial officer in accordance with generally accepted accounting principles consistently applied;

            (ii)  as soon as practicable but in no event later than ninety
     (90) days after the close of each fiscal year, a consolidated financial statement for Borrower and any Subsidiaries (including at least a consolidated balance sheet as of the close of each such fiscal year and a consolidated statement of income, shareholders' equity and cash flow statement for each such fiscal year as at the end thereof, each setting forth the same data for the immediately preceding fiscal year) prepared and audited by an independent certified public accountant acceptable to Bank in accordance with generally accepted accounting principles consistently applied;

            (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the president, chief financial officer or the chief accounting officer of Borrower (a) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of paragraphs 6.1 through 6.3 inclusive, on the date of such financial statements and (b) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

            (iv) simultaneously with the delivery of each set of financial statements referred to in clause (ii) above, a statement of the firm of independent public accountants which reported on such statements stating whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default;

            (v) not later than the date of delivery of each set of financial statements referred to in clause (ii) above, Borrower's annual projections for the following fiscal year, in form no less detailed than provided to Borrower's other lenders;

            (vi) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

            (vii) promptly upon the mailing thereof to the shareholders of Borrower, copies of all financial statements, reports and proxy statements so mailed;

            (viii) promptly upon the filing thereof, copies of all registration statements and annual, quarterly or monthly financial eports which Borrower shall have filed with the Securities and Exchange Commission;

            (ix)  if and when Borrower or any member of the Controlled
     Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; and


            (x) from time to time such additional information regarding the operation, financial position or business of Borrower and/or any of its Subsidiaries as Bank may reasonably request.

      6.5 Accounting. Keep, and cause each Subsidiary to keep, its books of account in accordance with generally accepted accounting principles consistently applied.

      6.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations (or provide adequate self-insurance) of the kinds covering the risks and in such amounts usually carried by companies engaged in businesses similar to that of Borrower, and further agrees to provide to Bank evidence of said insurance as Bank may, from time to time, request.

      6.7 Maintenance of Property. Maintain, preserve and keep its buildings, machinery, equipment and other property in good condition, repair and working order for the proper and efficient operation of its business, take all such actions as are necessary and reasonable to prevent offsets or defenses to assets which represent a right to payment, and cause each Subsidiary to similarly maintain and preserve its assets.

      6.8 Taxes; Legal Compliance. Pay all taxes, assessments or governmental charges levied, assessed or imposed against it or its income or its properties, real, personal or mixed, or arising out of its operations promptly as they become due and payable; comply promptly with all laws and regulations of the federal government and of any state of the United States or of any foreign jurisdiction in which it transacts business or owns property, or any of their subdivisions, departments or agencies applicable to the business; and cause each Subsidiary to similarly pay and comply. Borrower will (and will cause each Subsidiary to) promptly pay and discharge all claims of any kind (including claims for labor, material and supplies) which, if unpaid, might by law become a lien or charge upon its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim as long as the amount, applicability or validity thereof shall be contested in good faith by appropriate proceeding.

      6.9 Legal Existence. Maintain, and cause each Subsidiary to maintain, its legal existence and its right to carry on business in any jurisdiction where it is doing business and remain in and continuously operate the same lines of business presently engaged in except for periodic shut-down in the ordinary course of business and interruptions caused by strike, labor dispute, catastrophe or any other events over which it has no control.

      6.10 Inspection. Permit Bank at any reasonable time, and from time to time, to visit and inspect its and its Subsidiaries' properties and offices and to examine such books of account and to conduct such investigation as Bank may deem appropriate.

      6.11 Lawsuits. Promptly notify Bank of any lawsuit, claim, proceeding or action of any kind, including any such action threatened but not yet instituted, against Borrower or its Subsidiaries which, if successful, would have a material adverse effect on the business, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower to perform its obligations under this Agreement or the Note.

      6.12 Principal Executive Office. Promptly notify Bank of any move or contemplated move of its principal executive office from the State of Washington.

       6.13 Costs and Attorneys' Fees. Promptly upon demand by Bank pay to and reimburse Bank for the account of each Bank for all costs and expenses, which Bank may expend or incur in the enforcement of any of the terms or provisions of this Agreement, the Note, any security agreements or any other documents pertaining to or arising from the Borrowings or any of them. In the event any obligation of Borrower is referred to an attorney for protecting or defending Bank's interest hereunder or for collection or realization procedures, Borrower agrees to pay to Bank on demand all attorney's fees, including allocated costs or fees of in-house counsel, fees, incurred in both trial and appellate courts, or fees incurred without suit, and expenses of title search and all court costs and costs of public officials. The sums agreed to be paid in this paragraph shall be deducted from any remittance or collection prior to application to principal or interest of the Borrowings as applicable.

      6.14 Other Documents. Execute and deliver to Bank all documents and instruments deemed necessary by Bank to carry out this Agreement.

Section 7 EXTENSION.

      7.1 Request to Extend. Not earlier than January 1 and not later than March 31, 1995, and if the Line is extended pursuant to this Section 7, not later than January 1 nor later than March 31 of each calendar year prior to Maturity of the Note, Borrower may request that Bank extend the Line and the Maturity of the Note for an additional one year period.

      7.2 Notification of Extension. If Bank agrees to Borrower's request for extension, it shall notify Borrower accordingly not less than ninety (90) days after receipt of Borrower's request in accordance with paragraph 7.1 above and the Line and the Maturity of the Note shall be extended accordingly.

      7.3 No Obligation. Bank shall not be obligated in any way to agree to any extension of the Line.

Section 8. EVENTS OF DEFAULT; REMEDIES. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

      8.1 Nonpayment. Borrower shall fail to pay when due or within thirty (30) days thereof any principal or interest on the Note, any fees or any other amount payable hereunder;

      8.2 Covenants; Agreements. Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement; provided, however that failure to comply with paragraphs 6.1 through 6.3 inclusive shall constitute an Event of Default hereunder only in the event Borrower shall have failed to cure such breach within thirty (30) days from the date compliance was required under the terms of the relevant paragraph;

      8.3 Representations and Warranties. Any representation, warranty, certification or statement made by Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

      8.4 Other Default. The occurrence of an event of default or an event which with the lapse of time or notice or both would (i) (a) become an event of default under or in respect of any agreement or agreements by which Borrower or any Subsidiary is bound relating to obligations exceeding five million Dollars ($5,000,000) in the aggregate or (b) cause a breach of any indenture of any kind to which Borrower or any Subsidiary is a party; and
(ii) causes or permits acceleration of any obligation of Borrower or any Subsidiary under or in respect of any such agreement(s);;

      8.5   Bankruptcy; Insolvency.

            8.5.1 Voluntary Action. Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

            8.5.2 Involuntary Action. An involuntary case or other proceeding shall be commenced against Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any Subsidiary of Borrower under the federal bankruptcy laws as now or hereafter in effect;

      8.6 ERISA. Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having Unfunded Vested Liabilities shall be filed under Title IV of ERISA by Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such plan or Plans or a proceeding shall be instituted by a fiduciary of any such plan or Plans against Borrower or any member of the Controlled Group to enforce Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

      8.7 Judgments. A judgment or order for the payment of money individually or in the aggregate in excess of ten million Dollars
($10,000,000) shall be rendered against Borrower or any Subsidiary, and such judgment(s) or order(s) shall continue unsatisfied or unstayed for a period of twenty (20) days;

      then, and in every such event, Bank may (i) by notice to Borrower terminate the Line and it shall thereupon terminate, and/or (ii) by notice to Borrower declare the Note (together with accrued interest thereon) to be, and it shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided that in the case of any of the Events of Default specified in paragraphs 8.5.1 or 8.5.2 above, without any notice to Borrower or any other act by Bank, the Line shall thereupon terminate and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

Section 9. MISCELLANEOUS.

      9.1 Notices. Except as expressly set forth herein, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar writing) and shall be given to such party at its applicable address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this paragraph and verification of receipt received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to Bank under paragraphs 2.2.2, 2.3.2, 2.6 or 2.8 shall not be effective until received.

      9.2 No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      9.3   Expenses; Documentary Taxes.  Borrower shall pay on demand
(i) all out-of-pocket expenses and other reasonable charges of Bank, including fees and disbursements or allocated costs of counsel for Bank, whether in-house or otherwise, in connection with any extension or amendment of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default by Borrower hereunder; and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by Bank, including fees and disbursements or allocated costs of counsel, whether in-house or otherwise, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Borrower shall indemnify Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

      9.4 Amendments and Waivers. Any provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party waiving compliance or against whom the amendment is to be charged.

      9.5   Successors and Assigns.

            9.5.1 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement.

            9.5.2 Participations and Assignment. Bank may at any time sell, assign, transfer, negotiate, grant participation in or otherwise dispose of to any other financial institution (which term does not include an insurance company) all or part of the indebtedness and obligations of Borrower under this Agreement or any instrument, note, draft or document referred to herein as allowed by law; provided, however, that such disposition will not be in such form as to require registration under the Federal Securities Act of 1933 as amended or the applicable corporate securities law of any state; provided further, that Bank may so dispose of any part of such indebtedness or obligations to any other member of the First Interstate system without Borrower's prior consent, but shall request Borrower's consent prior to any such disposition to any other financial institution, which consent shall not be unreasonably withheld. (Notwithstanding the foregoing, Bank's interest in such indebtedness may pass by operation of law or as part of any sale of Bank's assets generally without the prior consent of Borrower.) Borrower here acknowledges and agrees that any such disposition other than a participation will give rise to a direct obligation of Borrower, as applicable, to the transferee and the transferee will for all purposes hereof be considered to be, and have the same rights and remedies as, Bank; provided, however, that all such transferees or participants shall deal with Borrower or either of them through Bank as agent for such transferees or participants, and Borrower shall be entitled to deal solely with Bank, as agent, and not directly with such transferees or participants, and Borrower shall have no obligation to honor any request made by any person or entity other than Bank. Appointment of Bank as agent shall be a condition precedent to the exercise of the rights of such transferees or participants hereunder. Bank shall provide notice of such transfer or assignment to Borrower but failure to provide such notice shall not invalidate or otherwise impair the effectiveness of such assignment or transfer. As part of and following any such sale, assignment or participation, Bank shall be authorized to disclose to such purchaser, assignee or participant all relevant information in Bank's possession concerning Borrower.

      9.6 Washington Law; Jurisdiction. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of Washington; and each party hereto irrevocably agrees that the proper jurisdiction and venue for any cause of action hereunder or relating hereto shall be Seattle, King County, Washington.

      9.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      9.8   Oral Agreements

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    LONGVIEW FIBRE COMPANY



                                    By \s\ L. J. Holbrook
                                       L. J. Holbrook


                                      Its Senior V. P. Finance
                                          Secratary and Treasurer

                                    Longview Fibre Company
                                    P.O. Box 639
                                    Longview, WA  98632
                                    Attention: Chief Financial Officer
                                    Telecopy No.: (206) 425-3116



                                    FIRST INTERSTATE BANK OF
                                     WASHINGTON, N.A.




                                    By \s\ Adrienne Stone
                                       Adrienne Stone

                                      Its Vice President

                                    First Interstate Bank of
                                      Washington, N.A.
                                    999 Third Avenue
                                    Seattle, WA  98104
                                    Attention:   Adrienne Stone
                                                  MS 984
                                    Telecopy No.: (206) 292-3120
jer-p057.doc


                                   Exhibit A

                                PROMISSORY NOTE

                              Longview, Washington
                                October ___, 1993


On Maturity of the Note (as defined in the Loan Agreement referred to below), for value received, Longview Fibre Company, a Washington corporation (the "Borrower"), promises to pay to the order of First Interstate Bank of Washington N.A. (the "Bank") the aggregate unpaid principal amount of all Borrowings made by the Bank to the Borrower pursuant to the Loan Agreement referred to below. The Borrower promises to pay interest on the aggregate unpaid principal amount of such Borrowings on the dates and at the rate or rates provided for in the Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of First Interstate Bank of Washington, N.A., 999 Third Avenue, Seattle, Washington.

All Borrowings made by the Bank and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on its books and records, and/or endorsed by the holder hereof on one or more of the grids attached to this note, such books and records or grid(s) being incorporated as a part hereof.

The makers, endorsers, sureties and guarantors hereof hereby agree to be jointly and severally bound, and jointly and severally waive presentment, demand, protest and notice of dishonor and agree to remain bound for payment of this obligation notwithstanding any and all renewals and extensions of time of payment hereof, hereby waiving notice of such renewals, extensions or other indulgences.

This note is made with reference to and is to be construed in accordance with the laws of the State of Washington. Jurisdiction over and venue of any action to enforce, interpret, construe or otherwise in connection herewith shall be had in the United States District Court or Superior Court of King County, Washington.

This note is one of the Notes referred to in the Loan Agreement dated as of October ___, 1993 between the Borrower and the Bank (as the same has been and may be amended from time to time, the "Loan Agreement"). Terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the repayment hereof and the acceleration of the maturity hereof.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR
TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.


                                      LONGVIEW FIBRE COMPANY



                                       By_____________________________


                                          Its__________________________